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                                                             Exhibit 12

              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                   1997          1996
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $ 61,697      $ 44,235
  Interest expense (including $12,447
    for 1997 to fund assets held for
    sale)                                         125,278       125,980
  Implicit interest in rents                        2,822         3,092

Total earnings                                   $189,797      $173,307

Fixed charges:

  Interest expense (including $12,447
    for 1997 to fund assets held for
    sale)                                        $125,278      $125,980
  Implicit interest in rents                        2,822         3,092

Total fixed charges                              $128,100      $129,072


Ratio of earnings to fixed charges                   1.48          1.34

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